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Greg Gin
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Genta and Aventis Terminate Genasense® Agreements

Berkeley Heights, NJ – May 10, 2005 –Genta Incorporated (NASDAQ: GNTA) announced that Genta and Aventis, part of the sanofi-aventis Group, have signed an agreement to terminate their development and commercialization collaboration for Genasense® (oblimersen sodium injection). On November 8 2004, Aventis had provided Genta notice of termination of the Genasense agreements.

The termination agreement provides no future financial obligations by either party, and the line of credit established by Aventis to Genta will be retired. Aventis will also return its current inventory of Genasense drug supply to Genta. In addition, Genta will assume responsibility for the randomized clinical trial of Genasense in combination with docetaxel (Taxotere®; sanofi-aventis) in patients with hormone-refractory prostate cancer, which is currently ongoing in Europe.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatments. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated